Filed pursuant to Rule 433

Registration Statement No. 333-208780

January 21, 2020

Relating to Prospectus Supplement dated January 20, 2020

€600,000,000 0.700% Global Bonds due 2029

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	€
Amount issued	€600,000,000
Security type	Senior Unsecured Bonds
Coupon	0.700%
Interest Payment date	February 3 of each year
Maturity date	February 3, 2029
ISIN	XS2104985598
Public Offering Price	99.549%
Gross proceeds	€597,294,000
Underwriting discounts	€300,000
Proceeds before expenses	€596,994,000
Settlement date	February 3, 2020
Reference benchmark	DBR 0.250 02/15/29
Benchmark yield	-0.325%
Re-offer spread over benchmark	107.7 bps
Re-offer yield	0.752%

Denominations	€100k/1k
Day count	Actual/Actual (ICMA)
Sole Global Coordinator	UBS AG Hong Kong Branch
Joint Lead Managers and Joint Bookrunners	Citigroup Global Markets Inc., Credit Suisse Securities (Europe) Limited, Standard Chartered Bank and UBS AG Hong Kong Branch
Settlement and Delivery	The Republic expects that delivery of the global bonds will be made against payment therefor on or about the Settlement date, which will be the 9th business day following the date of pricing of the global bonds. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade global bonds prior to delivery of the global bonds will be required, by virtue of the fact that the global bonds initially will settle in T+9, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by contacting Citigroup at Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling toll-free +1-800-831-9146.

The prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1030717/000119312520010612/d869751d424b3.htm#supp869751_9

Filed pursuant to Rule 433

Registration Statement No. 333-208780

January 21, 2020

Relating to Prospectus Supplement dated January 20, 2020

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).